Exhibit 99.5

CONSENT

I, David E. Flitman, hereby consent to being named in the joint proxy statement/prospectus included in the registration statement on Form S-4 filed by Builders FirstSource, Inc. (including any amendments to such registration statement) in connection with the Agreement and Plan of Merger, dated as of August 26, 2020, by and among Builders FirstSource, Inc., BMC Stock Holdings, Inc. and Boston Merger Sub I Inc., as a person who will become a director of Builders FirstSource, Inc. and to the filing of this consent as an exhibit to the registration statement.

Date: November 16, 2020

/s/ David E. Flitman
Name: David E. Flitman